EXHIBIT 6.13

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into in the city of San Juan, Puerto Rico, effective as of September 9, 2019 (the “Effective Date”) by and between CARIBBEAN GREEN, LLC a limited liability company organized under the laws of Puerto Rico (“CG”); hereinafter referred to as the Seller; NATURAL VENTURES, LLC, a limited liability company organized under the laws of Puerto Rico (“NV”), EDGAR MONTERO GORTAREZ (“Montero”), CHEMESIS INTERNATIONAL, INC. a corporation organized under the laws of Vancouver, British Columbia (“Chemesis” and collectively with Montero, the “Guarantors”).

PREAMBLE:

WHEREAS, CG owns a business dedicated to the cultivation and operation of three (3) medical cannabis dispensaries.

WHEREAS, CG is interested in selling and NV is interested in acquiring the assets associated with the operation of the three (3) medical cannabis dispensaries located in Condado, Guaynabo and Carolina (the “Dispensaries”), as detailed in Annex I of this Agreement.

NOW, THEREFORE, in consideration to the representations, obligations and mutual benefits contained herein, CG and NV agree to the following:

TERMS AND CONDITIONS:

1. Preamble:

The preamble above is an integral part of this Agreement.

2. Purchase and Sale:

At the Closing Date, as defined below, CG agrees to sell, assign and transfer to NV and NV agrees to acquire from CG in the physical condition in which they are (“as is”) and in the environmental condition where they are (“where is”), all the rights, title and ownership interest over the assets described in Annex II of this Agreement that is an integral part of this Agreement, which essentially represent all of the operational assets of the Dispensaries (the “Assets”).

3. Purchase price:

The purchase price will be One Million Two Hundred Thousand Dollars ($ 1,200,000), less any amount that CG has received for the CG Benefit, as defined in the Management Services Agreement entered into by the parties on the Effective Date (the “Purchase Price”).

(a)	The Purchase Price will be paid to CG in monthly installments of Fifty Thousand Dollars ($ 50,000.00) each, until the payment of the Purchase Price is made in full. The Purchase Price will be paid within the first five (5) days of each month.

4. Excluded Assets:

Except for the Assets included in Annex I of this Agreement, no other asset, right and/or property owned by CG will be transferred to NV.

5. Licenses and Permits:

The effectiveness of this Agreement is subject to and conditioned on NV being able to transfer ownership of the licenses issued by the Department of Health for the operation of the Dispensaries to NV. NV will bear the corresponding cost for obtaining any permit or license required by law for the operation of the business, including, but not limited to, the permit issued by the Department of Health, use permit, municipal patent, IVU registration and/or any other permits or licenses required by law. On the Closing Date, NV will reimburse CG for the cost of such licenses for the period not used as established in that certain Management Services Agreement effective September 9, 2019.

6. Closing:

The closing will take place within ten (10) days following the date NV obtains the transfer of the licenses to its name, as set forth in paragraph 6 above (the “Closing Date”). The closing will take place at the offices of the law firm Marichal, Hernandez, Santiago & Juarbe, LLC or at the place that is mutually selected by the parties.

7. Obligations:

CG will be responsible for paying all obligations related to the State Insurance Fund, Unemployment Insurance, Social Security, Municipal Income Collection Center (CRIM) and/or municipal patent, IVU registration and/or any other required permits or licenses required by law until the Closing Date. After the Closing Date, such obligations shall be borne by NV. CG will relieve NV of any expense, or obligation or damage related to any claim, legal action or administrative proceeding that arises or any debts related to the operation of the business and the assets prior to the Closing Date.

8. Breach:

In the event that NV fails to comply with the obligations set forth in this Agreement, including, but not limited to, the obligation to pay the Purchase Price in accordance with the terms contained in section 3, CG shall have the right to terminate this Agreement. The foregoing will not imply a waiver of CG to claim any other remedy to which it is entitled under applicable laws.

9. Representations:

CG has operated the business in compliance with all applicable laws and regulations.

10. Utilities:

NV covenants to, withing a term of thirty (30) days as from the Closing Date, to manage on its behalf all AAA, AEE and telephone service accounts.

11. Guarantees:

The Guarantors sign this Agreement, as joint and several guarantors of the payment of the deferred Purchase Price. Chemesis has the necessary authority to sign the present guarantee and for that purpose, on the date of the Closing, it will submit a corporate resolution certificate accrediting said authority. In addition, on the closing date, NV will sign a pledge agreement vert the Assets as a guaranty of the payment of the Purchase Price.

12. Notifications:

Any notification required under this Agreement must be submitted in writing and will be filled in personally, by email, telecopy and/or certified mail with proof of receipt to the following addresses:

CG: NV:

Postal Address:

PO Box 1859

Trujillo Alto, Puerto Rico 00977

Telephone:

Email: tony@caribbeangreenpr.com

P / C: Antonio Fullana Morales

Postal Address:

PO Box 1199

Mayaguez PR 00681

Telephone: (787) 371-4801

Email: Eliezer_villa@hotmail.co

P / C: Edgar Montero Gortarez

Any of the parties may change the address for notifications, by means of a notice sent by certified mail with acknowledgment of receipt, including the new address to the other party.

13. Validity:

In the event that any of the clauses of this Agreement were declared invalid, illegal or void by a court with jurisdiction in the Commonwealth of Puerto Rico, the remaining clauses will remain in full force.

14. Amendments, Entire Agreement:

This Agreement may be amended only by written consent of all the appearing parties. This Agreement constitutes the entire understanding of the appearing parties in relation to the matters covered by this Agreement and replaces all negotiations, prior discussions and preliminary agreements between the appearing parties.

15. Titles and Subtitles:

The titles and subtitles of the sections and paragraphs of this Agreement have been given only for convenience purposes and will not be attributed any effect for its interpretation, modifying, amending or changing the terms and conditions of this Agreement.

16. Jurisdiction and Law:

This agreement will be interpreted according to the laws of the Commonwealth of Puerto Rico. In the event of any claim, the appearing parties agree voluntarily to submit to the jurisdiction of the Court of First Instance of San Juan.

17. Counterparts.

This Agreement may be signed in counterparts and may be signed in copies, with the understanding that it will be equally valid as if it had been signed in original in a single act. The copies will be as valid as your original.

18. Successors:

The provisions and clauses contained herein shall be binding to and benefit the parties and their respective successors, executors, administrators, successors, and assignees.

IN WITNESS WHEREOF, having read this Agreement, the signatories ratify their content and finding it suitable, they sign and stamp their initials on the margin of each of the pages of the document on the date indicated above.

Caribbean Green, LLC	Natural Ventures LLC

Signature: /s/ Antonio Fullana Morales	Signature /s/ Edgar Montero
Name: Antonio Fullana Morales	Name: Edgar Montero
Title: President	Title: CEO

Signature /s/ Jose Fullana Morales Name: Jose Fullana Morales Title: Executive Director

Chemesis International Inc.

Signature: /s/ Edgar Montero Gortarez Name: Edgar Montero Gortarez Title: CEO Joint and Several Guarantor

Signature: /s/ Edgar Montero Gortarez Edgar Montero Gortarez Joint and Several Guarantor

ANNEX I

Dispensaries

1.	Commercial space of approximately 3,000 square feet located on the first floor of 1054 Ashford Building, Condado, San Juan, Puerto Rico 00907

2.	Commercial space of approximately 1,827 square feet located in space number 5 of Design Plaza Center, Calle Arbolot # 9, Guaynabo, Puerto Rico

3.	Commercial space of approximately 1,186 square feet located in space number 15 of the Escorial Shopping Center Village, Carolina, Puerto Rico

ANNEX II

Assets

1.	Lease Contracts for County, Guaynabo, and Carolina Localities
2.	Licenses for the operation of the Dispensaries issued by the Department of Health
3.	Office furniture, showcases, security cameras, equipment located in the dispensaries
4.	Improvements made in the leased facilities
5.	Inventory detailed in Appendix II-A [the excess is acquired separately for $2,500 the pound]

APPENDIX II-A

Inventory Description